Exhibit 10.6

Long-Term Incentive Performance Award

Amendment

Effective January 1, 2005

Pursuant to the authority delegated by resolution of the Board of Directors dated September 23, 2005, the award agreements for the Long-Term Incentive Performance Award for the 2001-2003, 2002-2004, 2003-2005 and 2004-2006 cycles are amended as follows:

1. Section 8 is amended to read as follows:

Section 8. Amendment and Termination. As provided in Section 9 of the Plan, the Board of Directors may at any time amend, suspend or discontinue the Plan and the Subcommittee may at any time amend this Award Agreement. Notwithstanding the foregoing, no such action by the Board of Directors or the Subcommittee shall amend Sections 1, 2, or 3 in a manner adverse to you or reduce the amount payable hereunder in a material manner without your written consent. For this purpose, a change in the amount payable hereunder that occurs solely by reason of a change in the date or form of payment shall in no case be treated as a reduction prohibited by this Section 8. Thus, for example, if an amount payable by reason of Section 7.2 is delayed by an amendment to this Award Agreement and the amount payable is reduced solely by reason of a corresponding delay in the date of valuation of a share of the Corporation’s common stock, such a change shall not be treated as a reduction prohibited by this Section 8. This Section 8 shall be construed and applied so as to permit the Subcommittee to amend this Award Agreement at any time in any manner reasonably necessary or appropriate in order to comply with the requirements of Code section 409A, including amendments regarding the timing and form of payments hereunder.

2. A new Section 12 is added to read as follows:

Section 12. Compliance with Section 409A of the Internal Revenue Code.

12.1. General Rule. Notwithstanding any other provision of this Award Agreement to the contrary, to the extent that this Award Agreement constitutes a nonqualified deferred compensation plan to which Code section 409A applies, payments under this Award Agreement shall be made at a time and in a manner that satisfies the requirements of Code section 409A. For this purpose, guidance issued by the Internal Revenue Service shall be applicable in determining the terms of such requirements. No payments shall be made in the event of Disability or Change of Control unless such event satisfies the definition of those events under Code section 409A.

12.2 Means of Satisfying Code Section 409A. If any payment that would otherwise be made under this Award Agreement is required to be delayed by reason of Section 12.1, such payment shall be made at the earliest date permitted by Code section 409A. The amount of any delayed payment shall be the amount that would have paid prior to the delay adjusted to include interest from the original payment date to the actual payment date, compounded monthly, at a rate equivalent to the then published rate for computing the present value of future benefits at the time cost is assignable under Cost Accounting Standard 415, Deferred Compensation, as determined by the Secretary of the Treasury on a semi-annual basis pursuant to Pub. L. 92-41, 85 Stat. 97.

IN WITNESS THEREFORE, THIS AMENDMENT IS MADE THIS ___ DAY OF SEPTEMBER, 2005